PENNFIRST BANCORP, INC.

	600 Lawrence Avenue
	       Ellwood City, Pennsylvania  16117
			  412/758-5584


		     P R E S S   R E L E A S E


RELEASE DATE:                      CONTACT:

July 15, 1997                      CHARLES P. EVANOSKI
				   SENIOR VICE PRESIDENT
				   CHIEF FINANCIAL OFFICER
				   (412) 758-5584


		       FOR IMMEDIATE RELEASE

	PENNFIRST BANCORP, INC. ANNOUNCES RECORD QUARTERLYEARNINGS
	      FOR SECOND QUARTER 1997 AND 10% STOCK DIVIDEND

Ellwood City, PA, July 15, 1997 -- PennFirst Bancorp, Inc. (Nasdaq: PWBC) today announced record consolidated net income for the quarter ended June 30, 1997, of $1.45 million or $0.30 per share, which represented 34.1% and 11.1% increases in net income and net income per share, respectively, as compared to consolidated net income of $1.08 million or $0.27 per share for the same period in the prior year. The Company's annualized return on average assets and return on average equity were 0.71% and 8.98%, respectively, for the current quarter ended June 30, compared to 0.63% and 8.44%, respectively, for the same quarter last year.

In connection with announcing record earnings, the Company reported that the Board of Directors declared a special ten percent common stock dividend today at their regular monthly meeting. The stock dividend is payable on August 25, 1997 to stockholders of record on July 31, 1997.

Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, "We are pleased with the Company's second quarter and year-to-date earnings and the integration of Troy Hill Federal Savings Bank's operations into the operations of the consolidated Company. Given the favorable operating results, the appreciation in value of PennFirst's common stock since the Company went public in June 1990 and in order to reward our stockholders, the Board of Directors elected to declare the ten percent stock dividend. This stock dividend will facilitate greater trading activity or float in our stock". Ms. Zuschlag further stated that, "the Company expects to maintain the current $0.09 per share regular quarterly cash dividend after the stock dividend, thereby increasing the cash payout to our stockholders by ten percent". The Company has paid regular quarterly cash dividends since going public.
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Press Release
Page 2 of 4
July 15, 1997

As a result of the stock dividend, the number of outstanding shares of the Company's common stock will increase to 5,310,401 shares from 4,827,637 shares.

For the six month period ended June 30, 1997, the Company recorded consolidated net income of $2.60 million or $0.59 per share, representing an annualized return on average assets and return on average equity of 0.68% and 8.95%, respectively. This compares to consolidated net income of $2.10 million or $0.53 per share, representing an annualized return on average assets and return on average equity of 0.62% and 7.89%, respectively, for the same period in the prior year.

The increase in consolidated net income for the quarterly and six month periods can be attributed primarily to an increase in operating results associated with the acquisition of Troy Hill Federal Savings Bank on April 3, 1997, and inclusion of Troy Hill's net income of $352,000 for the three months ended June 30, 1997. Aside from Troy Hill's operating results, the overall increase in net income can also be attributed to a $70,000 or 1.0% increase in net interest income, a $154,000 or 3.8% decrease in operating expenses and a $450,000 or 46.6% decrease in provision for income taxes for the six months ended June 30, 1997, compared to the same period in the prior year. The $450,000 decrease in provision for income taxes can be attributed to an improvement in the Company's effective income tax rate to 22.2% from 31.5% between periods primarily as a result of the Company's strategy of improving effective rates of returns on securities by purchasing tax exempt municipal obligations during 1996 and 1997.

Ms. Zuschlag noted, "We continue to improve operating results by increasing our net interest margin and realizing efficiencies in operating expenses".

Offsetting these increases in consolidated income was an increase in the provision for loan losses of $516,000 between periods, due to a $600,000 increase in loan loss reserves during the quarter ended June 30, 1997, associated with the previously disclosed thirteen nonperforming lease agreements between the Company and Bennett Funding Group and affiliates of Syracuse, NY. The lease agreements were purchased by the Company and are secured by commercial equipment leases located in various parts of the country. On March 29, 1996, it was reported that Bennett Funding Group was the target of a civil complaint filed by the Securities and Exchange Commission and further reported on April 1, 1996 that Bennett Funding Group filed a Chapter 11 bankruptcy petition and was halting payments on the lease agreements.

As a result of the foregoing, during the quarter ended March 31, 1996, the Company placed all $3.6 million of the lease agreements on nonaccrual status and, in connection therewith, established a reserve of approximately $900,000 for potential losses related to such lease agreements. Moreover, during the quarter ended June 30, 1997,
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Press Release
Page 3 of 4
July 15, 1997

as a result of questions concerning the ultimate collectibility of certain of the lease agreements and concerns with respect to the Company's security interest in the collateral securing certain of the lease agreements, the Company determined to provide an additional $600,000 in loan loss reserves. The Company is insured with a private carrier with respect to $800,000 of credit losses relating to the Bennett Funding Group lease agreements. Consequently, as of June 30, 1997, the Company had approximately $2.8 million of uninsured lease agreements and had total loan loss reserves relating to such lease agreements of approximately $1.7 million as of such date.

Ms. Zuschlag noted that, "the Company will continue to monitor and vigorously pursue all legal remedies available to recover its investment in the Bennett leases to the fullest extent possible". Nevertheless, no assurance can be made as to the amounts, if any, the Company may recover in the future or whether any additional reserves may be necessary in future periods.

As a result of the Troy Hill Bancorp, Inc. acquisition and loan portfolio growth, the Corporation's consolidated total assets reached $817.0 million at June 30, 1997, compared to $698.7 million at December 31, 1996. Total deposits were $391.1 million at June 30, 1997, compared to $332.9 million at December 31, 1996. Total stockholders' equity increased to $66.0 million or 8.1% of total assets at June 30, 1997, from $51.5 million at December 31, 1996.

PennFirst Bancorp, Inc. is the parent holding company of ESB Bank F.S.B. and Troy Hill Federal Savings Bank and offers a wide variety of financial products and services through eleven offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of PennFirst is traded on The Nasdaq Stock Market under the symbol "PWBC".
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Press Release
Page 4 of 4
July 15, 1997



Operations Data:
			 Three Months                   Six Months
			 Ended June 30,                 Ended June 30,
			1997            1996            1997        1996
			------          ------          ------      ------
			      (Unaudited)                   (Unaudited)


Interest income       $ 14,229       $  11,684      $   26,180   $  22,955
Interest expense         9,775           8,044          18,110      15,877
			------          ------          ------      ------
Net interest income      4,454           3,640           8,070       7,078
Provision for loan
losses                     600               -             801        285
			------          ------          ------      ------
Net interest income
 after provision
 for loan losses         3,854           3,640           7,269       6,793
Noninterest income         245             151             418         339
Noninterest expense      2,312           2,178           4,344       4,066
			 -----           -----           -----       -----
Income before income
 taxes                   1,787           1,613           3,343       3,066
Income tax expense         333             529             744         967
			 -----           -----           -----       -----
Net income           $   1,454        $  1,084      $    2,599    $  2,099
			 =====           =====           =====       =====
Earnings per share   $    0.30        $   0.27      $     0.59    $   0.53
			 =====           =====           =====       =====

Weighted average
 shares and
 equivalents
 outstanding         4,831,746       3,978,657       4,372,055   3,985,981

Annualized return
 on average
 assets                 0.71%            0.63%           0.68%       0.62%

Annualized return
 on average
 stockholders'
 equity                 8.98%            8.44%           8.95%       7.89%


Noninterest expense
 to average assets      1.13%            1.27%           0.14%       1.20%







Balance Sheet Data:

				June 30,                December 31,
				1997                    1996
				--------                ------------
			       (Unaudited)


Total assets               $   816,954               $  698,735
Cash and equivalents             9,254                    7,284
Securities held to maturity     91,101                   96,200
Securities available for sale  353,386                  348,129
Loans receivable, net          325,180                  216,865
Savings deposits               391,066                  332,889
Borrowed funds                 350,472                  309,195
Stockholders' equity            66,006                   51,543

Book value per share       $     13.69               $    13.21

Average stockholders'
 equity to average assets        7.64%                    7.50%

Allowance for loan losses
 to total loans receivable       1.45%                    1.46%

Nonperforming assets to
 total assets                    0.65%                    0.59%

Full service offices at
 the end of the period              11                        9